U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Banks                            Keith
- ------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    c/o Columbia Management Advisers, Inc.
    100 Federal Street
- ------------------------------------------------------------------------------
                                    (Street)

     Boston,                          MA                  02110
- ------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

     April 9, 2003
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)


________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


     Liberty All-Star Growth Fund, Inc. (ASG)
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

     Chairman, Chief Executive Officer, Chief Investment Officer and President of Columbia Management Advisers, Inc.
________________________________________________________________________________


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

1. Title of Security  2. Amount of Securities  3. Ownership Form:   4. Nature of
   (Instr. 4)            Beneficially Owned       Direct (D) or        Indirect
                         (Instr. 4)               Indirect (I)         Beneficial
                                                  (Instr. 5)           Ownership
                                                                       (Instr. 5)
----------------       --------------------     --------------      -------------

Shares of
Common
Stock                  None
---------------- ---------------------------------------------------------------

---------------- ---------------------------------------------------------------

---------------- ---------------------------------------------------------------

---------------- ---------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

1. Title of    2. Date Exer-          3. Title and        4. Conversion    5. Ownership        6. Nature of Indirect
   Derivative     cisable and            Amount of           or Exercise      Form of             Beneficial Ownership
   Security       Expiration             Securities          Price of         Derivative          (Instr. 5)
   (Instr.4)      Date                   Underlying          Deri-            Security:
                 (Month/Day/Year)        Derivative          vative           Direct (D)or
                                         Security            Security         Indirect (I)
                 Date     Expira-        (Instr. 4)                           (Instr. 5)
                 Exer-    tion
                 cisable  Date           Title   Amount
                                                 or Number
                                                 of Shares
---------- -------------------------------------------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------------
None
---------- -------------------------------------------------------------------------------------------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:


/s/ Heidi Hoefler, Attorney-in-fact                      April 9, 2003
---------------------------------------------           -----------------------
      **Signature of Reporting Person                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.